EXHIBIT 2.5




                               STOCK PURCHASE AGREEMENT

                                    BY AND BETWEEN

                          ALLIED CLINICAL LABORATORIES, INC.

                                         AND

                      REFERENCE PATHOLOGY HOLDING COMPANY, INC.




                            DATED AS OF DECEMBER 30, 1994



                                  TABLE OF CONTENTS
                                                                       Page
          ARTICLE I:
            PURCHASE AND SALE OF SHARES . . . . . . . . . . . . . . . .  1
               Section 1.01.  Transfer of Shares  . . . . . . . . . . .  1

          ARTICLE II:
            CONSIDERATION . . . . . . . . . . . . . . . . . . . . . . .  1
               Section 2.01.  Purchase Price  . . . . . . . . . . . . .  1
               Section 2.02.  Payment of Purchase Price . . . . . . . .  1
               Section 2.03.  Satisfaction of Existing Obligations  . .  2
               Section  2.04.    Data  Processing  and  Conversion  Support
          Services  . . . . . . . . . . . . . . . . . . . . . . . . . .  2

          ARTICLE III:
            CLOSING; OBLIGATIONS OF THE PARTIES . . . . . . . . . . . .  2
               Section 3.01.  Closing Date  . . . . . . . . . . . . . .  2
               Section 3.02.  Obligations of the Parties at the Closing  2

          ARTICLE IV:
            REPRESENTATIONS AND WARRANTIES OF SELLER  . . . . . . . . .  4
               Section   4.01.     Ownership   of   Shares;  Validity   and
          Enforceability  . . . . . . . . . . . . . . . . . . . . . . .  4
               Section    4.02.      Organization,    Good   Standing   and
          Qualification . . . . . . . . . . . . . . . . . . . . . . . .  4
               Section   4.03.     Corporate  Power   and  Authority;   Due
          Authorization . . . . . . . . . . . . . . . . . . . . . . . .  4
               Section 4.04.  Subsidiaries  . . . . . . . . . . . . . .  5
               Section 4.05.  No Violation  . . . . . . . . . . . . . .  5
               Section 4.06.  Capitalization  . . . . . . . . . . . . .  6
               Section 4.07.  Financial Statements  . . . . . . . . . .  6
               Section 4.08.  Assets  . . . . . . . . . . . . . . . . .  6
               Section 4.09.  No Undisclosed Liability  . . . . . . . .  6
               Section 4.10.  Tax Matters . . . . . . . . . . . . . . .  6
               Section 4.11.  Litigation  . . . . . . . . . . . . . . .  7
               Section 4.12.  Insurance . . . . . . . . . . . . . . . .  7
               Section 4.13.  Employees and Fringe Benefit Plans  . . .  8
               Section 4.14.  Banking Relationships . . . . . . . . . .  9
               Section 4.15.  Professional Fees . . . . . . . . . . . . 10
               Section 4.16.  Consents and Approvals  . . . . . . . . . 10
               Section 4.17.  Corporate Records . . . . . . . . . . . . 10
               Section 4.18.  Full Disclosure . . . . . . . . . . . . . 10

          ARTICLE V:
            REPRESENTATIONS AND WARRANTIES OF BUYER . . . . . . . . . . 10
               Section 5.01.  Organization and Good Standing  . . . . . 10
               Section 5.02.  Authorization . . . . . . . . . . . . . . 11
               Section 5.03.  Valid and Binding Agreement . . . . . . . 11
               Section 5.04.  No Violation  . . . . . . . . . . . . . . 11
               Section 5.05.  Professional Fees . . . . . . . . . . . . 11




                                         (i)




                                                                       Page

               Section 5.06.  Consents and Approvals  . . . . . . . . . 12
               Section 5.07.  Full Disclosure . . . . . . . . . . . . . 12
               Section 5.08.  No View to Distribution . . . . . . . . . 12

          ARTICLE VI:
            COVENANTS AND AGREEMENTS OF SELLER  . . . . . . . . . . . . 12
               Section 6.01.  Further Assurances  . . . . . . . . . . . 12
               Section 6.02.  Confidentiality . . . . . . . . . . . . . 12
               Section 6.03.  Taxes . . . . . . . . . . . . . . . . . . 13
               Section 6.04.  Consents and Approvals  . . . . . . . . . 13
               Section 6.05.  Employees . . . . . . . . . . . . . . . . 13
               Section 6.06.  Seller Savings Deferral Plan  . . . . . . 13

          ARTICLE VII:
            COVENANTS AND AGREEMENTS OF BUYER . . . . . . . . . . . . . 13
               Section 7.01.  Debt Limitation . . . . . . . . . . . . . 14
               Section 7.02.  Employee Benefits . . . . . . . . . . . . 14

          ARTICLE VIII:
            CONDITIONS TO BUYER'S OBLIGATIONS . . . . . . . . . . . . . 14
               Section 8.01.  Representations and Warranties  . . . . . 14
               Section 8.02.  Performance . . . . . . . . . . . . . . . 14
               Section 8.03.  Officer's Certificate . . . . . . . . . . 14
               Section 8.04.  Opinion of Counsel  . . . . . . . . . . . 14
               Section 8.05.  Consents and Approvals  . . . . . . . . . 15
               Section 8.06.  Litigation  . . . . . . . . . . . . . . . 15
               Section 8.07.    Services Agreement  . . . . . . . . . . 15
               Section 8.08.    Seller Non-Solicitation Agreement . . . 15
               Section 8.09.  Citicorp USA Release  . . . . . . . . . . 15

          ARTICLE IX:
            CONDITIONS TO SELLER'S OBLIGATIONS  . . . . . . . . . . . . 15
               Section 9.01.  Representations and Warranties  . . . . . 15
               Section 9.02.  Performance . . . . . . . . . . . . . . . 15
               Section 9.03.  Officer's Certificate . . . . . . . . . . 15
               Section 9.04.  Opinion of Counsel  . . . . . . . . . . . 16
               Section 9.05.  Services Agreement  . . . . . . . . . . . 16
               Section 9.06.  Escrow Note . . . . . . . . . . . . . . . 16

          ARTICLE X:
            INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . 16
               Section 10.01.  Indemnification by Seller  . . . . . . . 16
               Section 10.02.  Indemnification by Buyer . . . . . . . . 16
               Section 10.03.  Procedure  . . . . . . . . . . . . . . . 16





                                         (ii)




                                                                       Page

          ARTICLE XI:
            SURVIVAL OF REPRESENTATION  . . . . . . . . . . . . . . . . 17
               Section 11.01.  Survival of Representations  . . . . . . 17
               Section 11.02.  Statements as Representations  . . . . . 17
               Section 11.03.  Remedies Exclusive . . . . . . . . . . . 17

          ARTICLE XII:
            MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . 18
               Section 12.01.  Expenses . . . . . . . . . . . . . . . . 18
               Section 12.02.  Assignability; Parties in Interest . . . 18
               Section 12.03.  Entire Agreement; Amendments . . . . . . 18
               Section 12.04.  Headings . . . . . . . . . . . . . . . . 18
               Section 12.05.  Severability . . . . . . . . . . . . . . 18
               Section 12.06.  Notices  . . . . . . . . . . . . . . . . 19
               Section 12.07.  Governing Law  . . . . . . . . . . . . . 19
               Section 12.08.  Counterparts . . . . . . . . . . . . . . 19

          EXHIBIT A:  ESCROW NOTE . . . . . . . . . . . . . . . . . . . A-1
          EXHIBIT B:  EMPLOYMENT TERMINATION AGREEMENT  . . . . . . . . B-1
          EXHIBIT C:  SERVICES AGREEMENT  . . . . . . . . . . . . . . . C-1
          EXHIBIT D:  SELLER NON-SOLICITATION AGREEMENT . . . . . . . . D-1




























                                        (iii)






                               STOCK PURCHASE AGREEMENT


               This Agreement (the "Agreement") is made and entered into this 30th day of December, 1994, by and between Reference Pathology Holding Company, Inc., a Tennessee corporation having its principal place of business in Nashville, Tennessee (the "Buyer") and Allied Clinical Laboratories, Inc. (the "Seller").

               WHEREAS, Seller owns all of the issued and outstanding shares of the capital stock of Reference Pathology Laboratory, Inc., a Delaware corporation (the "Company");

               WHEREAS, Buyer desires to acquire from Seller, and Seller desires to sell to Buyer, all of the issued and outstanding shares of the capital stock of the Company upon and subject to the terms and conditions contained in this Agreement.

               NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, the parties agree as follows:


                                      ARTICLE I

                             PURCHASE AND SALE OF SHARES

               1.01. Transfer of Shares. Subject to all of the terms and conditions of this Agreement, at the Closing (as defined in Section 3.01), Seller hereby agrees to sell, transfer and convey to Buyer, and Buyer agrees to purchase and acquire from Seller, free and clear of all liens, claims, charges, restrictions, security interests, equities, proxies, pledges and encumbrances of any kind, 1,000 shares of the common stock, $.01 par value per share, of the Company, which constitute all of the issued and outstanding shares of the capital stock of the Company (the foregoing shares of the Company are hereinafter collectively referred to as the "Shares").


                                      ARTICLE II

                                    CONSIDERATION

               2.01. Purchase Price. The Purchase Price for the Shares shall be (a) $10,148,180 cash and (b) a $500,000 promissory note of Buyer issued and delivered in accordance with Section 2.02(b) hereof (the "Purchase Price"). The parties hereto agree and acknowledge that $10,000 of the Purchase Price shall be deemed to be allocated to the Seller Non-Solicitation Agreement attached hereto and made a part hereof as Exhibit D-1.

               2.02.     Payment of Purchase  Price.  (a)   At the Closing,
          the Buyer shall make a wire transfer  to an account designated by





          the Seller in an amount equal to the cash portion of the Purchase
          Price.

                    (b)  At the  Closing, the Buyer shall  pay the non-cash
          portion of the Purchase Price to the Seller by delivering to the Seller, Buyer's promissory note, which note shall be substantially in the form attached hereto as Exhibit A (the "Escrow Note").

               2.03. Satisfaction of Existing Obligations. At the Closing, Buyer shall cause Dr. Robert R. West ("West") to execute and deliver to Seller and National Health Laboratories Incorporated ("NHL"), and Seller shall execute and deliver, and shall cause NHL to execute and deliver, to Buyer and West, that certain Employment Termination Agreement (the "Employment Termination Agreement") substantially in the form of Exhibit B attached hereto.

               2.04. Data Processing and Conversion Support Services. After the Closing, Seller will provide Buyer and the Company with the data processing services and conversion support identified on
          Schedule 2.04(a) attached hereto) from Seller's data processing department for three months after the Closing at no charge to Buyer or the Company and for a period of nine months thereafter at the option of Buyer and the Company at the rates set forth on
          Schedule  2.04(b)  hereto.    Except  as  provided  otherwise  on
          Schedule 2.04(a), on the Closing Date, Seller will be ready to provide data processing services for the Company (as a stand alone entity) at the same level of service as is currently provided by Seller to the Company.


                                     ARTICLE III

                         CLOSING; OBLIGATIONS OF THE PARTIES

               3.01. Closing Date. The documents to be delivered and the payments to be made at the closing (the "Closing") shall be delivered and made at 10:00 a.m., local time, on December 30, 1994 at the offices of Stokes & Bartholomew, P.A., Nashville, Tennessee, or at such other time and place as the parties hereto mutually agree (the "Closing Date").

               3.02.     Obligations of the Parties at the Closing.

                    (a) At the Closing, Buyer shall deliver to the Seller and NHL:

                         (i) the consideration as specified in Section 2.01, including the Escrow Note;








                         (ii) a copy of resolutions of the Board of Directors of Buyer, certified by Buyer's Secretary, authorizing the execution, delivery and performance of this Agreement and the other documents referred to herein to be executed by Buyer, and the consummation of the transactions contemplated hereby;

                         (iii) a certificate of Buyer certifying as to the accuracy of Buyer's representations and warranties at and as of the Closing and that Buyer has performed or complied with all of the covenants, agreements, terms, provisions and conditions to be performed or complied with by Buyer at or before the Closing;

                         (iv) the opinion of Stokes & Bartholomew, P.A., legal counsel for Buyer;

                          (v) the Services Agreement by and among Seller, NHL and Buyer substantially in the form of Exhibit C hereto (the "Services Agreement") and the Employment Termination Agreement; and

                           (vi) such other certificates and documents as Seller or its counsel may reasonably request.

                    (b)  At  the Closing,  Seller and  NHL will  deliver to
          Buyer:

                          (i) stock certificates for the Shares, free and clear of all liens, claims, charges, restrictions, security interests, proxies, pledges, equities or encumbrances of any kind, which certificates shall be duly endorsed to Buyer or accompanied by duly executed stock powers in form satisfactory to Buyer;

                         (ii) a copy of Resolutions of the Board of Directors certified by Seller's Secretary, authorizing the execution, delivery and performance of this Agreement and the other documents referred to herein to be executed by Seller, and the consummation of the transactions contemplated hereby;

                        (iii) a certificate of the Seller certifying as to the accuracy of Seller's representations and warranties at and as of the Closing and that it has performed or complied with all of the covenants, agreements, terms, provisions and conditions to be performed or complied with by it at or before the Closing;

                         (iv) resignations of those officers and directors of the Company identified by Buyer, effective as of the Closing Date;

                          (v) the opinion of Coffield, Ungaretti & Harris;








                         (vi) the Services Agreement and the Employment Termination Agreement;

                        (vii) the Non-Solicitation Agreement executed by each of NHL and Seller substantially in the form of Exhibit D attached hereto ("Seller Non-Solicitation Agreement");

                       (viii) physical control of the Company's First Union Bank lock box account; and

                         (ix) such other certificates and documents as Buyer or its counsel may reasonably request.


                                      ARTICLE IV

                       REPRESENTATIONS AND WARRANTIES OF SELLER

               In order to induce Buyer to enter into this Agreement and consummate the transactions contemplated hereby, Seller hereby represents and warrants as follows:

               4.01. Ownership of Shares; Validity and Enforceability. Seller represents and warrants that (i) Seller is the record and beneficial owner of the Shares, free and clear of all liens, claims, charges, restrictions, security interests, equities, proxies, pledges or encumbrances of any kind, except for the lien and security interest of Citicorp USA, Inc.; (ii) Seller has the full right, power, authority and capacity to sell and transfer the respective Shares owned by such Seller; (iii) by virtue of the transfer of the Shares to Buyer at the Closing, Buyer will obtain full title to such shares, free and clear of all liens, claims, charges, restrictions, security interests, equities, proxies, pledges, or encumbrances of any kind. This Agreement constitutes a legal, valid and binding agreement of the Seller, enforceable against Seller in accordance with its terms. As of the Closing Date, all intercompany receivables and payables between Seller and Buyer shall be cancelled.

               4.02.     Organization,  Good  Standing  and  Qualification.
          The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Company has full corporate power and authority to carry on its business as now conducted and possesses all governmental and other permits, licenses, and other authorizations to own, lease, or operate its assets and properties as now owned, leased, and operated and to carry on its business as presently conducted. The Company is duly licensed or qualified to do business as a foreign corporation and is in good standing in each state listed in Schedule 4.02 (attached hereto are certificates of qualification for each state in which the Company is qualified as a foreign corporation).






               4.03. Corporate Power and Authority: Due Authorization. Seller has full corporate power and authority to execute and deliver this Agreement, the Employment Termination Agreement, the Services Agreement, the Seller Non-Solicitation Agreement and to consummate the transactions contemplated hereby. The Board of Directors of Seller has duly approved and authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and no other corporate proceedings on the part of Seller are necessary to approve and authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. Assuming that this Agreement and each of the documents to which Buyer is a party constitutes a valid and binding agreement of Buyer, this Agreement and each of the documents to which Seller is a party constitutes, or will constitute when executed and delivered, a valid and binding agreement of Seller, in each case enforceable in accordance with its terms.

               4.04.     Subsidiaries.     Suburban  Pathology  Associates,
          Inc., a Delaware corporation (the "Subsidiary"), is the only subsidiary in which the Company owns, directly or indirectly, any capital stock or other equity interest, or with respect to which the Company, alone or in combination with others, is in a control position. The Subsidiary is a corporation duly organized, validly existing, and in good standing under the laws of Delaware and is duly qualified to transact business as a foreign corporation and is in good standing in the State of Georgia. The Subsidiary has the power and authority and possesses all governmental and other permits, licenses, and other authorizations to own or lease its properties and carry on its business as now conducted. The outstanding capital stock of the Subsidiary is validly issued, fully paid, and nonassessable. The Company has good and valid title to the equity interests in the Subsidiary, free and clear of all liens, claims, charges, restrictions, security interests, equities, proxies, pledges, or encumbrances of any kind, except the lien and security interest of Citicorp USA, Inc. Except where otherwise indicated herein or unless the context otherwise requires, any reference to the Company herein shall include the Company and the Subsidiary.

               4.05. No Violation. The execution and delivery of this Agreement, the Employment Termination Agreement, the Services
          Agreement and the Seller Non-Solicitation Agreement and the consummation of the transactions contemplated hereby and thereby will not as of the Closing: (i) require Seller to file or register with, or obtain any permit, authorization, consent or approval of, any governmental entity, except filings and registrations duly made and permits, authorizations, consents and approvals duly obtained prior to the Closing Date, (ii) to the actual knowledge of Seller, require Seller to obtain any authorization, consent or approval of any other person other than those which, if not duly obtained prior to the Closing Date,






          individually or in the aggregate, are not reasonably likely to have a material adverse effect on the Company's business, (iii) result in the breach of any of the terms or conditions of, or constitute a default under, the Certificate of Incorporation or Bylaws of Seller or, to the actual knowledge of Seller, any mortgage, bond, indenture, agreement, franchise or other instrument or obligation to which Seller is a party or by which any of Seller's properties or assets may be bound or materially affected, other than the lien and security interest of Citicorp USA, Inc., (iv) either itself or with notice or lapse of time or both, violate or be in conflict with, or constitute a default under, or result in the termination of, or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any lien upon any of the Shares under, any agreement to which Seller is a party or by which the Shares are bound or subject, other than the lien and security interest of Citicorp USA, Inc., (v) violate any statute, law, regulation or rule of any governmental entity, or (vi) violate any judgment, decree, writ, injunction or order of any court, administrative agency of governmental entity or any arbitration award applicable to the Seller or the Shares.

               4.06. Capitalization. The authorized capital stock of the Company consists solely of 1,000 shares of common stock, $.01 par value per share, all of which common shares (collectively the "Shares") are issued and outstanding and owned by Seller. All of the Shares are duly authorized, validly issued and outstanding and fully paid and nonassessable and free of preemptive rights. Except for the Shares, there are no shares of capital stock or other securities of the Company issued or outstanding. There are no outstanding options, warrants or rights to purchase or acquire from, to the Seller's actual knowledge, the Company or the Seller any securities of the Company, and there are no contracts, commitments, agreements, understandings, arrangements, or restrictions as to which, to the Seller's actual knowledge, the Company or the Seller is a party or by which either of them is bound relating to any shares of capital stock or other securities of the Company (including the Shares), whether or not outstanding other than the lien and security interest of Citicorp USA, Inc. on the stock of the Company.

               4.07. Financial Statements. Seller has delivered to Buyer an unaudited consolidated balance sheet of the Company as of November 30, 1994, and the related unaudited consolidated statement of income for the period from June 23, 1994 through November 30, 1994 (the "Financial Statements"). To Seller's actual knowledge, the Financial Statements are true, complete and correct and fairly present the consolidated assets, liabilities, financial condition, and results of operations of the Company as of the respective dates thereof and for the period therein referred to, all in accordance with generally accepted United States accounting principles, subject to normal recurring






          year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes.

               4.08. Assets. Seller acknowledges that neither it nor NHL claims ownership in any of the assets listed on Schedule 4.08.

               4. 09. No Undisclosed Liability. To Seller's actual knowledge, except as and to the extent of the amounts specifically reflected or reserved against in the Financial Statements, to the actual knowledge of Seller, the Company does not have any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due, except for liabilities for federal and state income taxes for the period from January 1, 1994 through November 30, 1994. To Seller's actual knowledge, the reserves reflected in the Financial Statements are adequate, appropriate and reasonable in accordance with generally accepted accounting principles applied on a consistent basis. Furthermore, Seller does not have actual knowledge of or actual knowledge of any basis for the assertion against the Company of any such liability or obligation of any nature not fully reflected or reserved against in the Financial Statements, except for liabilities for federal and state income taxes for the period from January 1, 1994 through November 30, 1994.

               4.10. Tax Matters. Except as set forth on Schedule 4.10, Seller and the Company have duly and timely filed all tax reports and returns required to be filed by the Company and have duly paid all taxes and other charges due or claimed to be due from the Company by federal, state or local taxing authorities (including without limitation, those due in respect of its properties, income, franchises, licenses, sales and payrolls); and true and correct copies of all tax reports and returns relating to such taxes and other charges for the period since April 1, 1991 have been heretofore delivered to Buyer. Except as set forth on Schedule 4.10, the Company is not delinquent in the payment of any tax, assessment or governmental charge and has not violated any federal, state, local or foreign tax law. The reserves for taxes contained in the Financial Statements and carried on the books of the Company, Allied or NHL are adequate to cover all tax liabilities of the Company as of the date of this Agreement. To Seller's actual knowledge, since December 31, 1993, the Company has not incurred any tax liabilities other than in the ordinary course of business; except as set forth on
          Schedule 4.10, there are no tax liens (other than liens for current taxes not yet due) upon any properties or assets of the Company (whether real, personal or mixed, tangible or intangible), and, except as reflected in the Financial Statements, there are no pending or threatened questions or examinations relating to, or claims asserted for, taxes or






          assessments against the Company, and there is no basis for any such question or claim. The Company has not granted or been requested to grant any extension of the limitation period applicable to any claim for taxes or assessments with respect to taxes. Neither the Company nor the selling consolidated group has executed or entered into a closing agreement or a compromise pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign tax law which is binding on the Company or the selling consolidated group for any taxable period ending after the Closing Date. The Company is not a party to or bound by, or has any obligation under, any tax sharing or similar agreement.

               4.11. Litigation. To Seller's actual knowledge and except as set forth in Schedule 4.11, there are no claims, actions, suits, proceedings, inquiry or investigations pending or threatened by or against, or otherwise affecting the Company at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, agency, instrumentality or authority. Seller does not have actual knowledge of any basis for any such claim, action, suit, proceeding or investigation. To Seller's actual knowledge, no claim, action, suit, proceeding or investigation set forth in
          Schedule 4.11, could, if adversely decided, have a material adverse effect on the condition (financial or otherwise), assets, liabilities, earnings, prospects or business of the Company.

               4.12. Insurance. Schedule 4.12 hereto sets forth a complete and accurate list (including carriers) of all professional liability policies of insurance presently in effect with respect to the Company. All such policies are valid, outstanding and enforceable policies; and are and will remain in full force and effect at least through the respective dates set forth in Schedule 4.12 without the payment of additional premiums; and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. Such policies are sufficient for compliance with all requirements of law and, to Seller's actual knowledge, of all agreements to which the Company is a party. The Company has not been refused any insurance, nor has its coverage been limited, by any insurance carrier to which it has applied for insurance or with whichit has carried insurance during the last three years.

               4.13.     Employees and Fringe Benefit Plans.

                    (a) To the actual knowledge of Seller, Schedule 4.13 sets forth a complete list of all of the Company's employees (both full- and part-time) (the "Company Employees") and the annual rate of compensation being paid to each Company Employee as of the most recent practicable date.








                    (b) To the Seller's actual knowledge, Schedule 4.13 hereto contains a complete list of each employment, bonus, deferred compensation, pension, stock option, stock appreciation right, profit-sharing or retirement plan, arrangement or practice, and each other agreement or fringe benefit plan, arrangement or practice, of the Seller which applies to Company Employees (the "Plans"), whether formal or informal, whether legally binding or not, and whether affecting one or more of its employees. Copies of each such agreement or plan have heretofore been delivered to Buyer. Seller does not have any commitment, whether formal or informal and whether legally binding or not,
          (i) to create any additional such agreement, plan, arrangement or practice; (ii) to modify or change any such agreement, plan, arrangement or practice, except as necessary to comply with applicable law; or (iii) to maintain for any period of time any such agreement, plan, arrangement or practice, except as accurately and completely described in Schedule 4.13. Schedule
          4.13 contains an accurate and complete description of the funding policies (and commitments, if any) of Seller with respect to each such existing plan, arrangement or practice.

                    (c) Except as disclosed in Schedule 4.13, (i) each employer who is participating in each Plan (the "Sponsors") is in compliance with the requirements provided by any and all statutes, orders or governmental rules or regulations currently in effect, including without limitation the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Internal Revenue Code of 1986, as amended (the "Code"); (ii) each Plan and its related trust, if any, are qualified under Code
          Section 401(a) and Code Section 501(a) and has been determined by the IRS to qualify, and nothing has since occurred to cause the loss of the plan's qualification; (iii) all contributions for all periods ending prior to Closing (including periods from the first day of the current plan year to Closing) will be made prior to the Closing by Seller in accordance with past practice, the terms of each such Plan and the recommended contribution in the applicable actuarial report; (iv) all insurance premiums have been paid in full, subject only to normal retrospective adjustments in the ordinary course, with regard to each plan for policy years or other applicable policy periods ending on or before Closing; (v) that no accumulated funding deficiency within the meaning of ERISA Section 302 or Code Section 412 has been incurred with respect to any plan, whether or not waived; (vi) neither the Sponsors nor any of their directors, officers, employees or any other fiduciary has any liability for failure to comply with ERISA or the Code for any action or failure to act in connection with the administration or investment of the plan;
          (vii) no plan subject to Title IV of ERISA has been completely or partially terminated; (viii) the Pension Benefit Guaranty Corporation has not instituted or threatened a proceeding to terminate any plan pursuant to Subtitle 1 of Title IV of ERISA;
          (ix)  Seller does not have  any liability for  the termination of






          any single employer plan under ERISA Section 4062 or any multiple employer plan under ERISA Section 4063; (x) Seller has not incurred, nor expects to incur any withdrawal liability (either as a contributing employer or as part of a controlled group which includes a contributing employer), which has not been satisfied, to any multiemployer plan (as defined in ERISA) in connection with any complete or partial withdrawal from such plan occurring on or before the Closing; (xi) Seller has no unfunded past service liability in respect of any of its employee benefit plans; (xii) the actuarially computed value of vested benefits under any employee benefit plan of Seller does not exceed the fair market value of the fund assets relating to such plan;
          (xiii) neither Seller nor any plan nor any trustee, administrator, fiduciary or sponsor of any plan has engaged in any prohibited transactions as defined in the ERISA, or the Code;
          (xiv) all filings and reports as to such Plans required to have been made on or prior to the Closing Date to the Internal Revenue Service, the United States Department of Labor or other governmental agencies have been or will be made on or prior to the Closing Date; (xv) there is no material litigation, disputed claim, governmental proceeding or investigation pending or threatened with respect to any of such Plans, the related trusts, or any fiduciary, trustee, administrator or sponsor of such Plans; (xvi) such Plans have been established, maintained and administered in all material respects in accordance with their governing documents and applicable provisions of ERISA and the Code and Treasury Regulations promulgated thereunder; and (xvii) there has been no "Reportable Event" as defined in Section 4043 of ERISA with respect to any Plan subject to Subtitle B of Title IV of ERISA that has not been waived by the Pension Benefit Guaranty Corporation.

                    (d) Except as set forth on Schedule 4.13 and to the actual knowledge of Seller, the Company has complied in all material respects with all applicable federal, state and local laws, rules and regulations relating to employees' employment and/or employment relationships, including, without limitation, wage related laws, anti-discrimination laws and employee safety laws.

                    (e) Except to the extent required by applicable law and to Seller's actual knowledge, the Company is not a party to any contract or agreement which would require Buyer to hire, or subject Buyer to liability if it terminated or did not hire, any employee of the Company or which would require Buyer to pay or provide, or subject Buyer to liability if it did not pay or provide, any employee benefits to any employee of the Company for periods prior to or after the Closing Date (including any and all employee benefits and any compensatory, over-time, vacation, sick or holiday pay).








               4.14. Banking Relationships. To the actual knowledge of Seller, Schedule 4.14 sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains safe deposit boxes or accounts of any nature and the names of all persons authorized to have access thereto, draw thereon or make withdrawals therefrom. At the Closing, Seller will deliver to Buyer copies of all records of which Seller has actual knowledge, including all signatures or authorization cards, pertaining to such safe deposit boxes and bank accounts.

               4.15. Professional Fees. Seller has not done anything to cause or incur any liability or obligation for investment banking, brokerage, finders, agents or other similar fees, commissions, expenses or charges in connection with the negotiation, preparation, execution or performance of this Agreement or the consummation of the transactions contemplated hereby, and Seller does not know of any claim by anyone for such a fee, commission, expense or charge.

               4.16. Consents and Approvals. Seller has obtained all consents, approvals, authorizations or orders of third parties, including governmental authorities, necessary for the authorization, execution and performance of this Agreement by Seller.

               4.17. Corporate Records. Seller has delivered or provided to Buyer for its review true, complete and correct copies of the following items, as amended and presently in effect, for the Company and each Subsidiary: (a) Certificate of Incorporation, (b) Bylaws (only for the Company), (c) minute books, and (d) stock registration books (all hereinafter referred to as the "Corporate Records"). To the actual knowledge of Seller, the Minute Books contain a record of all shareholder, director and executive committee meetings and actions taken without a meeting from the date of the Company's incorporation to the date hereof. To the actual knowledge of Seller, the stock registration books are complete and accurate and contain a complete record of all transactions in the Company's capital stock from the date of its incorporation to the date hereof.

               4.18. Full Disclosure. To the actual knowledge of Seller, neither this Agreement, nor any Schedule, exhibit, list, certificate or other instrument and document furnished or to be furnished by Seller to Buyer pursuant to this Agreement, contains any untrue statement of a material fact or omits to state any material fact required to be stated herein or therein or necessary to make the statements and information contained herein or therein not misleading; provided, however, in each instance in which the qualification "to the Seller's actual knowledge" is made, such representation is made and given by Seller solely on the basis of the actual knowledge of Haywood D. Cochrane, Jr.,






          Gerard M. Hayden, Jr., David C. Flaugh, and James G. Richmond. Seller has not withheld from Buyer disclosure of any event, condition or fact which Seller actually knows may materially adversely affect the Company's assets, prospects or condition (financial or otherwise).


                                      ARTICLE V

                       REPRESENTATIONS AND WARRANTIES OF BUYER

               In order to induce Seller to enter into this transaction and consummate the transactions contemplated hereby, Buyer hereby represents and warrants to Seller as follows:

               5.01. Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee and has full corporate power and authority to enter into this Agreement, the Escrow Note, the Services Agreement and the Buyer Non-Competition Agreement and to carry out the transactions contemplated hereby and thereby. Buyer has full corporate power and authority to carry on its business as now conducted and possesses all
          governmental    and   other   permits,    licenses,   and   other
          authorizations to own, lease, or operate its assets and properties as now owned, leased, and operated and to carry on its business as presently conducted.

               5.02. Authorization. The Board of Directors of Buyer has taken all action required by law, its Charter, its Bylaws and otherwise to authorize the execution and delivery by Buyer of this Agreement, the Escrow Note, the Services Agreement and the Buyer Non-Competition Agreement and the consummation by Buyer of the transactions contemplated hereby and thereby.

               5.03. Valid and Binding Agreement. This Agreement, the Escrow Note, the Services Agreement and the Buyer Non-Competition Agreement constitute the legal, valid and binding agreements of Buyer, enforceable against Buyer in accordance with their respective terms.

               5.04. No Violation. The execution and delivery of this Agreement, the Escrow Note, the Services Agreement and the Buyer Non-Competition Agreement and the consummation of the transactions contemplated hereby and thereby will not as of the
          Closing: (i) require Buyer to file or register with, obtain any permit, authorization, consent or approval of, any governmental entity, except filings and registrations duly made and permits, authorizations, consents and approvals duly obtained prior to the Closing Date, (ii) require Buyer to obtain any authorization, consent or approval of any other person other than those which, if not duly obtained prior to the Closing Date, individually or






          in the aggregate, are not reasonably likely to have a material adverse effect on Buyer's business, (iii) result in the breach of any of the terms or conditions of, or constitute a default under, the Certificate of Incorporation or Bylaws of Buyer or any mortgage, bond, indenture, agreement, franchise or other instrument or obligation to which Buyer is a party or by which any of Buyer's properties or assets may be bound or materially affected, (iv) either itself or with notice or lapse of time or both, violate or be in conflict with, or constitute a default under, or result in the termination of, or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any lien upon any of the assets of Buyer under, any agreement to which Buyer is a party or by which any of Buyer's assets are bound or subject, (v) violate any statute, law, regulation or rule of any governmental entity, or
          (vi) violate any judgement, decree, writ, injunction or order of any court, administrative agency of governmental entity or any arbitration award applicable to the Buyer or any of the assets of Buyer.

               5.05. Professional Fees. Buyer has not done anything to cause or incur any liability for investment banking, brokerage, finders, agents or other fees, commissions, expenses or charges in connection with the negotiation, preparation, execution or performance this Agreement or the consummation of the transactions contemplated hereby, and Buyer does not know of any claim by anyone for such expense, charge, commission or fee.

               5.06. Consents and Approvals. Buyer has obtained all consents, approvals, authorizations or orders of third parties, including governmental authorities, necessary for the authorization, execution and performance of this Agreement, the Escrow Note, the Services Agreement and the Buyer Non-Competition Agreement by Buyer.

               5.07. Full Disclosure. Neither this Agreement, nor any certificate or other instrument or document furnished or to be furnished by Buyer to Seller pursuant to this Agreement, contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make the statements and information contained herein or therein not misleading. Buyer has not withheld from Seller disclosure of any event, condition or fact which Buyer knows may materially adversely affect the Buyer's ability to perform this Agreement, the Escrow Note, the Services Agreement or the Buyer Non-Competition Agreement.

               5.08.  No View to Distribution.   The purchase of the Shares
          by the Buyer is being made for investment only and not with a view to sale or distribution thereof.








                                      ARTICLE VI

                          COVENANTS AND AGREEMENTS OF SELLER

               Seller agrees that from the date hereof until the Closing, and thereafter if so specified, it will, and will cause the Company to, fulfill the following covenants and agreements unless otherwise consented to by Buyer in writing:

               6.01 Further Assurances. At any time and from time to time after the Closing, at Buyer's request and without further consideration, Seller will execute and deliver such other instruments of sale, transfer, conveyance, assignment, and delivery and confirmation and take such action as the Buyer may reasonably deem necessary or desirable in order more effectively to transfer, convey and assign to Buyer and to place Buyer in possession and control of, and to confirm Buyer's title to, the Shares, and to assist Buyer in exercising all rights and enjoying all benefits with respect thereto. After the Closing, at Buyer's request, Seller will deliver physical possession to the Buyer of any of the Company's assets which may be in the possession of Seller. In addition, the Seller will take all such other action as may be reasonably requested by Buyer in order to facilitate Buyer's favorable tax treatment with respect to the transactions contemplated by this Agreement.

               6.02. Confidentiality. In the event the transactions contemplated by this Agreement are consummated, Seller agrees that for a period of three (3) years thereafter, neither Seller nor NHL, nor any of their affiliates, or any of their agents, directors, officers or employees, shall, directly, indirectly or otherwise, disclose or disseminate to any third parties any Confidential Information (as defined below), except for any information that must be disclosed under applicable law. Seller acknowledges that Seller and its affiliates may have access from time to time to such Confidential Information as a result of the data processing services contemplated by Section 2.04 of this Agreement. For purposes of this Section 6.04(b), "Confidential Information" shall mean any information, documents and records disclosed or furnished by Buyer or the Company to Seller or its affiliates, whether orally or in writing, in connection with the contemplated data processing services or otherwise other than information which is generally known, or readily ascertainable by a proper means, by other persons concerning the Company, that through no fault of Seller or its affiliates, becomes available generally (i.e., from sources other than Buyer or the Company) to either Seller or its affiliates.

               6.03. Taxes. Seller will be responsible for, and hereby agrees to assume and pay, all sales and similar taxes which may be due to any jurisdiction or governmental body as a result of the sale and transfer of the Shares. Seller shall file, or cause






          to be filed, with the appropriate taxing authorities, all returns and reports with respect to any federal, state, local or other taxes that are required to be filed by the Company for the period ended the Closing Date, and the Seller shall pay, or cause to be paid, all taxes of any nature due for such period.

               6.04. Consents and Approvals. Seller shall take all necessary corporate and other action and use all reasonable efforts to obtain all consents, approvals, permits, licenses and amendments of agreements necessary to carry out the transactions contemplated in this Agreement.

               6.05. Employees. Seller agrees to pay bonuses to those employees of the Company set forth on Schedule 6.05 hereto for calendar year 1994 in the amounts set forth opposite each such employee's name on Schedule 6.05.

               6.06. Seller Savings Deferral Plan. Seller will cause the account balances under the Allied Clinical Laboratories Savings Deferral Plan of all individuals actively employed by the Company on December 31, 1994 to become fully (100%) vested in connection with the merger of such plan into the National Health Laboratories Incorporated Employees' Savings and Investment Plan, to be effected as of such date.


                                     ARTICLE VII

                          COVENANTS AND AGREEMENTS OF BUYER

               Buyer agrees that from the date hereof until the Closing, and thereafter, if so specified, it will, and will cause the Company to, fulfill the following covenants and agreements, unless otherwise consented to by Seller in writing:

               7.01. Debt Limitation. As long as the Escrow Note remains outstanding, Buyer covenants and agrees that Buyer will not, and will not permit any subsidiary of Buyer, to create, assume or incur or in any manner be or become liable for any indebtedness at any time in excess, individually or in the aggregate, of $4,000,000.

               7.02. Employee Benefits. (a) Buyer shall cause Company to provide group medical, group dental, group-term life and other welfare benefit plan benefits to employees of the Company after the Closing Date. Buyer further agrees that (i) it shall cause the Company to take all necessary actions to satisfy the notice and benefit requirements under Code Section 4980B and Part 6 of Title I of ERISA (collectively, "COBRA") with respect to the Company's employees and independent contractors as of the Closing Date (and their spouses and dependent children), (ii) neither Seller, NHL, nor any group health plan (as defined in COBRA)






          maintained by Seller or NHL, shall have any obligation or liability whatsoever with respect to any action, demand, tax or claim which relates to any such individual, regardless of whether such action, demand, tax or claim arises before, on or after the Closing Date, and (iii) any such obligation or liability shall be borne by the Company and the Buyer.

                    (b) Within 30 days after the Closing, Buyer shall cause the Company to adopt a defined contribution profit sharing plan with a cash or deferred feature, which plan shall be tax-qualified under Section 401(a) of the Code.


                                     ARTICLE VIII

                          CONDITIONS TO BUYER'S OBLIGATIONS

               All obligations of Buyer hereunder are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

               8.01.     Representations     and    Warranties.         The
          representations and warranties made by the Seller in this Agreement shall be true when made and at and as of the time of the Closing as though such representations and warranties were made at and as of such date.

               8.02.     Performance.   Seller  shall  have  performed  and
          complied  with   all  agreements,  obligations,   and  conditions
          required by this Agreement to be so complied with or performed.

               8.03. Officer's Certificate. Seller shall have delivered to Buyer a Certificate of the President of Seller dated the Closing Date, certifying as to the fulfillment of the conditions specified in Sections 8.01 and 8.02 hereof.

               8.04.     Opinion of Counsel.   Buyer shall have received an
          opinion of Seller's counsel, Coffield, Ungaretti & Harris, dated the Closing Date, in form and substance satisfactory to Buyer.

               8.05. Consents and Approvals. Buyer shall have received all consents required for the consummation of the transactions contemplated hereby, all of which consents shall be in form and substance satisfactory to Buyer.

               8.06. Litigation. Except as set forth in Schedule 4.11, on the date of the Closing, neither the Company nor any Subsidiary shall be a party to, nor will there otherwise be pending or threatened, any judicial, administrative, or other action, proceeding or investigation which, if adversely determined might, in the reasonable opinion of Buyer, have a material adverse effect upon the Company, Buyer or the






          transactions contemplated hereby; and there shall be no lawsuits pending against the Company, the Seller or Buyer seeking to enjoin, prohibit, restrain or otherwise prevent the transactions contemplated hereby.

               8.07.    Services Agreement.    Seller  and  NHL shall  have
          executed and delivered to Buyer the Services Agreement.

               8.08. Seller Non-Solicitation Agreement. Seller and NHL shall have executed and delivered to Buyer the Seller Non-Solicitation Agreement.

               8.09. Citicorp USA Release. Citicorp USA, Inc., as administrative agent for NHL's lending group, shall cause such lending group to release its lien on the Company's and
          Subsidiary's assets, and Buyer and its counsel shall have received evidence of such release in form reasonably satisfactory to them at or prior to the Closing.


                                      ARTICLE IX

                          CONDITIONS TO SELLER'S OBLIGATIONS

               All obligations of Seller under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

               9.01.     Representations     and    Warranties.         The
          representations and warranties made by the Buyer in this Agreement shall be true when made and at and as of the time of the Closing as though such representations and warranties were made at and as of such date.

               9.02.     Performance.    Buyer  shall  have  performed  and
          complied   with  all  agreements,   obligations,  and  conditions
          required by this Agreement to be so complied with or performed.

               9.03. Officer's Certificate. Buyer shall have delivered to Seller a Certificate of the President of Buyer, dated the Closing Date, certifying as to the fulfillment of the conditions specified in Sections 9.01 and 9.02 hereof.

               9.04. Opinion of Counsel for Buyer. Seller shall have received an opinion of Buyer's counsel, Stokes & Bartholomew, P.A., dated the Closing Date, in form and substance satisfactory to Seller.

               9.05. Services Agreement. Buyer shall have executed and delivered to Seller the Services Agreement.








               9.06. Escrow Note. Buyer shall have executed and delivered to Seller the Escrow Note.


                                      ARTICLE X

                                   INDEMNIFICATION

               10.01. Indemnification by Seller. Subject to Section 11.01, Seller hereby agrees to defend, indemnify and hold harmless Buyer, the Company, the Subsidiary, and each of Buyer's shareholders, affiliates, officers, directors, employees, agents, successors and assigns ("Buyer's Indemnified Persons") and shall reimburse Buyer's Indemnified Persons for, from and against each claim, loss, liability, cost and expense (including, without limitation, interest, penalties, costs of preparation and investigation, and the reasonable fees, disbursements and expenses of attorneys, accountants and other professional advisors) (collectively, "Losses"), directly or indirectly relating to, resulting from or arising out of any untrue representation, misrepresentation, breach of warranty or nonfulfillment of any covenant, agreement or other obligation by or of Seller contained herein, any Schedule hereto or in any certificate, document or instrument delivered to Buyer pursuant hereto.

               10.02. Indemnification by Buyer. Buyer hereby agrees to defend, indemnify and hold harmless Seller, and each of Seller's affiliates, officers, directors, employees, agents, successors and assigns ("Seller's Indemnified Persons"), and shall reimburse Seller's Indemnified Persons for, from and against Losses directly or indirectly relating to, resulting from or arising out of any untrue representation, misrepresentation, breach of warranty or nonfulfillment of any covenant, agreement or other obligation by Buyer contained herein or in any certificate, document or instrument delivered to Seller pursuant hereto.

               10.03. Procedure. (a) The indemnified party shall promptly notify the indemnifying party of any claim, demand, action or proceeding for which indemnification will be sought under Sections 10.01 or 10.02 of this Agreement, and, if such claim, demand, action or proceeding is a third party claim, demand, action or proceeding, the indemnifying party will have the right at its expense to assume the defense thereof using counsel reasonably acceptable to the indemnified party. The indemnified party shall have the right to participate, at its own expense, with respect to any such third party claim, demand, action or proceeding. In connection with any such third party claim, demand, action or proceeding, Buyer and the Seller shall cooperate with each other and provide each other with access to relevant books and records in their possession. No such third party claim, demand, action or proceeding shall be settled






          without the prior written consent of the indemnified party. If a firm written offer is made to settle any such third party claim, demand, action or proceeding and the indemnifying party proposes to accept such settlement and the indemnified party refuses to consent to such settlement, then: (i) the indemnifying party shall be excused from, and the indemnified party shall be solely responsible for, all further defense of such third party claim, demand, action or proceeding; and (ii) the maximum liability of the indemnifying party relating to such third party claim, demand, action or proceeding shall be the amount of the proposed settlement if the amount thereafter recovered from the indemnified party on such third party claim, demand, action or proceeding is greater than the amount of the proposed settlement. In addition to its other remedies, Buyer shall have the right to recover its Losses by offset against the Escrow Note, subject to Sections 11.01 and 10.03(b). In addition to its other remedies, Seller shall have the right to recover its Losses by offset against amounts payable to Buyer under the Services Agreement, subject to Sections 11.01 and 10.03(b).

                    (b) Notwithstanding any provision contained herein to the contrary, neither Seller nor Buyer shall have any obligation to indemnify or to reimburse the other pursuant to Sections 10.01 or 10.02 except to the extent that the obligations to the other hereunder exceed in the aggregate $100,000.00, in which event the indemnifying party shall reimburse the indemnified party for all Losses.


                                      ARTICLE XI

                             SURVIVAL OF REPRESENTATIONS

               11.01. Survival of Representations. All representations, warranties, covenants and agreements by the parties contained in this Agreement shall survive the Closing, and except for the representations and warranties contained in Section 4.10 of this Agreement, shall expire on the second anniversary of the Closing Date. The representation contained in Section 4.10 of this Agreement shall expire concurrently with the expiration of the applicable statute of limitations for the various tax matters covered by such representation.

               11.02. Statements as Representations. All statements contained in any certificate or Schedule delivered pursuant hereto or in connection with the transactions contemplated hereby shall be deemed representations and warranties for all purposes of this Agreement.

               11.03. Remedies Exclusive. Except as otherwise provided under applicable law, the remedies provided herein shall be exclusive and shall preclude the assertion by any party hereto of






          any other rights or the seeking of any other remedies against the other party hereto.


                                     ARTICLE XII

                                    MISCELLANEOUS

               12.01. Expenses. All fees and expenses incurred by Seller, including without limitation, legal fees and expenses, in connection with this Agreement will be borne by Seller and all fees and expenses incurred by Buyer, including, without limitation, legal fees and expenses, in connection with this Agreement will be borne by Buyer.

               12.02.    Assignability; Parties in Interest.

                    (a) With Seller's prior written consent, Buyer may assign any and all of its rights hereunder to any affiliate of or any direct or indirect subsidiary of Buyer, and Buyer shall advise Seller of any such assignment and shall designate such party as the assignee and transferee of the securities purchased. Any such assignee shall assume all of Buyer's duties, obligations and undertakings hereunder, but the assignor shall remain liable thereunder.

                    (b) Seller may not assign, transfer or otherwise dispose of any of its rights hereunder without the prior written consent of Buyer.

                    (c) All the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective heirs, successors, permitted assigns and legal or personal representatives of the parties hereto.

               12.03. Entire Agreement; Amendments. This Agreement, including the exhibits, Schedules, lists and other documents and writings referred to herein or delivered pursuant hereto, which form a part hereof, contains the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and undertakings between the parties with respect to its subject
          matter.   This  Agreement  may  be  amended  only  by  a  written
          instrument duly executed by all parties or their respective heirs, successors, permitted assigns or legal personal representatives. Any condition to a party's obligations hereunder may be waived, but only by a written instrument signed by the party entitled to the benefits thereof. The failure or delay of any party at any time or times to require performance of






          any provision or to exercise its rights with respect to any provision hereof, shall in no manner operate as a waiver of or affect such party's right at a later time to enforce the same.

               12.04. Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Agreement.

               12.05. Severability. The invalidity of any term or terms of this Agreement shall not affect any other term of this Agreement, which shall remain in full force and effect.

               12.06. Notices. All notices, request, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed (registered or certified mail, postage prepaid, return receipt requested) as follows:

               If the Seller or NHL:

               Allied Clinical Laboratories, Inc.
               c/o National Health Laboratories Incorporated
               4225 Executive Square, Suite 800
               La Jolla, California  92037
               Attn:  Mr. Haywood D. Cochrane, Jr.

               With a copy to:

               John W. Christy, Esq.
               Coffield, Ungaretti & Harris
               3500 Three First National Plaza
               Chicago, Illinois  60602

               If the Buyer:

               Reference Pathology Holding Company, Inc.
               1800 Church Street, Suite 300
               Nashville, Tennessee  37203
               Attn:  Robert R. West, M.D.

               With a copy to:

               Carter R. Todd, Esq.
               Stokes & Bartholomew, P.A.
               424 Church Street, Suite 2800
               Nashville, Tennessee  37219

          or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.







               12.07.    Governing Law.   This Agreement shall  be governed
          by and construed and enforced in accordance with the laws of the State of Tennessee, without regard to its conflict of law rules.

               12.08. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, with the same effect as if the signatories executing the several counterparts had executed one counterpart, provided, however, that the several executed counterparts shall together have been signed by Buyer, and the Seller. All such executed counterparts shall together constitute one and the same instrument.

               IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of Buyer and by the Seller on the date first above written.

                                   BUYER:

                                   REFERENCE PATHOLOGY HOLDING COMPANY,
                                   INC.


                                   By:/s/ Robert R. West
                                      ------------------
                                   Title: President
                                         ---------------

                                   SELLER:

                                   ALLIED CLINICAL LABORATORIES, INC.


                                   By:/s/ James G. Richmond
                                      ---------------------
                                   Title: Executive Vice President
                                         -------------------------






















                                    SCHEDULE 2.04


          (a) Included Data Processing Services for the One-Year Term on the Terms Set Forth in Section 2.04 of the Agreement.

                1.  Immediate release from "Expect Pricing"
                2. Conversion within 60 days of Closing of printing of all mailers locally at the Company
                3.  Access   to    make   changes    in   billable    party
                    configurations
                4. Resolution of any outstanding electronic filing and claims printing issues
                5. Satisfactory implementation and maintenance of electronic signatures modifications
                6. Two weeks of on-site training for new RPL Data Processing Manager
                7. Reasonable cooperation, including up to 120 hours of free service, in effecting conversion of all pertinent data to new RPL system
                8. Ongoing support for all DP issues until permanent conversion to an independent Company system at the existing levels of support for the 12-month term.


          (b)   Rates for Elective Continuation of Data Processing Services

                $12,500/month  Fixed Rate Support

                $75/hour For development and new project support work outside existing support services






















                                          23